Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated June 15, 2021 relating to the financial statements of H&R Block, Inc. and the effectiveness of H&R Block Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of H&R Block, Inc. for the year ended April 30, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 22, 2021